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                                                                 EXHIBIT (c)(11)

                              SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT ("Agreement") is entered into as of the 14th day of November, 1995, by and between DUPLEX PRODUCTS INC., a corporation, ("DUPLEX") and ANDREW CAMPBELL ("CAMPBELL").

         WHEREAS, DUPLEX desires to hire CAMPBELL in the position of Vice President and Chief Financial Officer.

         WHEREAS, CAMPBELL desires employment with DUPLEX in the position of Vice President and Chief Financial Officer.

         NOW THEREFORE, in consideration of the promises set forth in this Agreement, and in further consideration of CAMPBELL's employment by DUPLEX, the parties agree as follows:

1. DEFINITIONS. The terms defined below shall have the following meanings throughout this Agreement:

         1.1 BASE ANNUAL SALARY. For purposes of this Agreement, "Base Annual Salary" shall be equal to the greater of:

                 1.1.1 CAMPBELL's annual salary excluding bonuses or other similar payments as of the date of a Change of Control; or

                 1.1.2 CAMPBELL's annual salary excluding bonuses or other similar payments as of the date of a Qualifying Termination.

         1.2 CHANGE OF CONTROL. A "Change of Control" shall exist upon the first of the following to occur:


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                 1.2.1  Any tender offer, merger or other business combination, sale of assets, contested election or any combination of the foregoing transactions (a "Transaction"), which results in the persons who were directors of DUPLEX before the Transaction ceasing to constitute a majority of the Board of Directors of DUPLEX or any successor to DUPLEX after the Transaction;

                 1.2.2 DUPLEX merges or consolidates with another corporation and as a result of the merger or consolidation fifty percent (50%) or less of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by former stockholders of DUPLEX;

                 1.2.3 A tender offer or exchange offer is made and consummated for the ownership of securities of DUPLEX representing more than fifty percent (50%) of the combined voting power of DUPLEX's then outstanding voting securities; or

                 1.2.4 DUPLEX transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of DUPLEX.

         1.3 QUALIFYING TERMINATION. A "Qualifying Termination" is a termination of CAMPBELL's employment qualifying him for Severance Consideration under this Agreement and shall mean:

                 1.3.1 Any termination of CAMPBELL's employment by DUPLEX or any successor to DUPLEX without cause;

                 1.3.2 Any resignation from employment by CAMPBELL within 90 days following a Change of Control;


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                 1.3.3  Any significant diminution of CAMPBELL's
                 responsibilities as Vice President and Chief Financial Officer of DUPLEX; or

                 1.3.4  Any reduction in CAMPBELL's Base Annual Salary.

         1.4 SEVERANCE CONSIDERATION. "Severance Consideration" shall be equal to one year's Base Annual Salary, plus a pro rata share of any earned bonus based upon performance. Severance Consideration shall be paid from the general assets of DUPLEX, or any successor of DUPLEX. DUPLEX, or any successor of DUPLEX, shall not establish a separate trust, account or plan for the payment of Severance Consideration.

2. PAYMENT OF SEVERANCE CONSIDERATION. If CAMPBELL's employment with DUPLEX, or any successor of DUPLEX, is subject to a Qualifying Termination, then DUPLEX, or any successor of DUPLEX, shall pay to CAMPBELL Severance Consideration pursuant to the terms of this Agreement. Severance Consideration shall be paid to CAMPBELL in substantially equal installments over the course of 12 months in keeping with DUPLEX's standard payroll practice. In the event of CAMPBELL's death prior to the entire Severance Consideration being paid, any remaining amounts due shall be paid to CAMPBELL's estate in the same manner provided for herein.

3. OUTPLACEMENT SERVICES. In addition to Severance Consideration, if CAMPBELL experiences a Qualifying Termination, then DUPLEX, or any successor of DUPLEX, shall provide CAMPBELL with outplacement services. Outplacement services shall be provided by a firm mutually agreed upon by both CAMPBELL and DUPLEX. In all other respects, the duration, arrangements and amounts expended for such services shall be determined by DUPLEX, or any successor of DUPLEX; provided, however, that such outplacement services shall continue for a minimum of 6 months.


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4.       WITHHOLDING OF TAXES.  DUPLEX shall withhold from any Severance
Consideration payable under this Agreement all federal, state, city or other taxes as may be required by law.

5. NOT AN EMPLOYMENT AGREEMENT. Nothing in this Agreement shall give CAMPBELL any right to continued employment with DUPLEX or any successor of DUPLEX, nor shall it give DUPLEX any rights to the continued performance of duties by CAMPBELL for DUPLEX or any successor of DUPLEX.

6. NOTICES. Notices under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      If to DUPLEX to:

                      Duplex Products Inc.
                      1947 Bethany Road
                      Sycamore, Illinois   60178

                      Attention:  Chairman of the Board

                      If to CAMPBELL to:

                      Andrew Campbell

                      ______________________________________

                      ______________________________________

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

7. APPLICABLE LAW. The performance and interpretation of this Agreement shall be construed in accordance with the laws of the State of Illinois.

8. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision


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shall not affect the validity or enforceability of any other provision of this
Agreement and all other provisions shall remain in full force and effect.

9. NO ASSIGNMENT. CAMPBELL's rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise. DUPLEX shall have no liability to pay any amount so attempted to be assigned or transferred.

10. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of DUPLEX, its successors and assigns (including, without limitation, any company into or with which DUPLEX may merge or consolidate). DUPLEX agrees that it will not effect a Change of Control unless either: the person or entity acquiring control of DUPLEX shall expressly assume by an instrument in writing all duties and obligations of DUPLEX under this Agreement; or DUPLEX shall provide for the payment in full of all amounts which are payable to CAMPBELL under this Agreement.

11. AGREEMENT AND RELEASE. CAMPBELL's right to receive and DUPLEX's obligation to pay Severance Consideration shall be contingent upon CAMPBELL executing a binding agreement setting forth a release of any and all claims arising from his employment and/or termination of employment with DUPLEX or any successor of DUPLEX. Such agreement shall also contain covenants of confidentiality and non-competition. Said non-competition covenant shall be for a period of one year following a Qualifying Termination and shall provide, in part, that CAMPBELL shall not, directly or indirectly, either for himself or for any other person, firm, partnership, agency, corporation or other entity, compete with DUPLEX, or any successor of DUPLEX, in its lines of business or solicit, call upon, divert or take away or attempt to solicit,


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divert or take away from DUPLEX any customers of DUPLEX or any potential customers of DUPLEX nor assist any other person or entity in doing so within the United States of America.

12. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties regarding the severance pay arrangements between them. This Agreement may not be modified except by a writing signed by both parties.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.


DUPLEX PRODUCTS INC.,


By:   /s/ Ben McSwiney                            /s/ Andrew Campbell
      -----------------------------               ----------------------------
                                                  ANDREW CAMPBELL

Its:  President & CEO
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